Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 27, 2010
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS FIRST QUARTER RESULTS

St. Paul, Minn. (4/27/10)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its first quarter ended March 31, 2010. Revenue for the quarter was $4,618,000, an increase of 72% over revenue of $2,685,000 in the fourth quarter of 2009 and an increase of 164% over revenue of $1,751,000 in first quarter of 2009. Net income for the quarter was $202,000, or $0.02 per diluted share, as compared to a net loss of $4,818,000, or $0.45 per share, in the fourth quarter of 2009, and a net loss of $740,000, or $0.07 per share, in the first quarter of 2009.

“Signs of a building semiconductor industry recovery continue to be posted and industry forecasters continue to project growth conditions well into 2011," Joseph C. Levesque, chief executive officer, commented. “While some commentators point to signs of potential overheating, we believe the semiconductor industry is continuing to be conservative in its capital spending. Semiconductor companies are also being impacted by the recovery at different rates and levels, and accordingly we are experiencing a certain lumpiness in the equipment requirements of our customers that we expect will continue as the year progresses.

“We were able to grow our revenues at an exceptional rate in the first quarter. However, we believe we are not yet participating in the industry recovery to the level we expect to reach assuming the recovery continues. Our revenues for the second quarter will be largely dependent upon new order timing and the percentage of new orders that can be booked and shipped within the quarter. Also, the evaluation of our latest generation 55V series test handler is being conducted at one of our largest customers this quarter, and that evaluation may slow equipment orders from the customer. Accordingly, we are currently planning around revenues that are flat to 15% down for the second quarter.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2009.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended March 31,
	2010	2009

Net sales	$4,618	$1,751
Cost of goods sold	2,622	1,251
Gross profit	1,996	500
Gross profit percent	43.2%	28.6%

Operating expenses:
Selling, general and administrative (1)	1,114	1,200
Research and development	696	475
Total operating expenses	1,810	1,675

Income (loss) from operations	186	(1,175)
Interest income, net	16	38
Income (loss) before income taxes	202	(1,137)
Income tax benefit	-	397

Net income (loss) (2)	$202	$(740)

Income (loss) per share (2):
Basic	$0.02	$(0.07)
Diluted	$0.02	$(0.07)

Weighted average common shares outstanding:
Basic	10,615	10,598
Diluted	10,731	10,598

(1)
Selling, general and administrative expenses for the three months ended March 31, 2010 includes a credit of $190 related to the settlement of a legal dispute with a subtenant of the Company’s former leased facility in Poway, California.

(2)
The impact of the $190 credit described above was to increase net income from $12 ($0.00 per basic and diluted share) to $202 ($0.02 per basic and diluted share) for the three months ended March 31, 2010.

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31,	December 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$9,311	$9,476
Accounts receivable, net	3,461	2,114
Inventories - operations	7,201	7,472
Inventories - shipped equipment, subject to
revenue deferral	166	-
Other current assets	343	234
Total current assets	20,482	19,296

Property and equipment, net	100	98

Total assets	$20,582	$19,394

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$1,431	$707
Other current liabilities	730	669
Total current liabilities	2,161	1,376

Shareholders' equity	18,421	18,018

Total liabilities and shareholders' equity	$20,582	$19,394